Exhibit 10.22

REAL ESTATE PURCHASE AND SALE AGREEMENT

BETWEEN

BOYD PROPERTIES, INC.,
a California corporation

(as Seller)

AND

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

(as Purchaser)

CONCERNING CERTAIN PROPERTY

LOCATED AT

7551 CHERRY AVENUE, FONTANA, CALIFORNIA

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (defined below) by and between BOYD PROPERTIES, INC., a California corporation (the “Seller”), and BCI IV ACQUISITIONS LLC, a Delaware limited liability company, its nominee or assignee (the “Purchaser”), and is joined in by the Title Company (defined below) in accordance with Schedule 3.1.

In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.1.                                Definitions.  For purposes of this Agreement, capitalized terms not otherwise defined herein have the meaning set forth in Schedule 1.1.

ARTICLE 2
Agreement; Purchase Price; Closing Date

Section 2.1.                                Agreement to Sell and Purchase.  Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.  The Property is located at 7551 Cherry Avenue, Fontana, California.

Section 2.2.                                Purchase Price.  The Purchase Price for the Property shall be FORTY-TWO MILLION TWO HUNDRED THOUSAND DOLLARS ($42,200,000.00).  Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.

Section 2.3.                                Closing Date.  The transaction contemplated hereby shall close on December 28, 2018, subject to extension as provided herein (as may be extended pursuant to the terms of this Agreement, the “Closing Date”).

ARTICLE 3
Deposit

Section 3.1.                                Deposit.  No later than the third (3rd) Business Day following the Effective Date, Purchaser shall deposit EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($850,000.00) with the Title Company.  All deposits made pursuant to this Section 3.1, together with all interest and earnings thereon, are referred to collectively in this Agreement as the “Deposit.”  The Deposit shall be held in a segregated account in accordance with the provisions of Schedule 3.1 hereto.  The Deposit shall be applied to the Purchase Price if the Closing occurs.  If the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided herein.

ARTICLE 4
Title and Survey

Section 4.1.                                Title and Survey

(a)                                 At or prior to execution of this Agreement, (a) Seller shall provide Purchaser with a copy of the most recent owner’s title insurance policy issued in connection with the Real Property, legible copies of all documents listed as exception documents in such title insurance policy and all existing surveys of the Real Property, to the extent that the same are in Seller’s possession or control; and (b) Purchaser shall order a title commitment for a title policy (the “Title Commitment”) from the Title Company and Seller shall order, at Seller’s sole cost, an ALTA survey of the Real Property (the “Survey”).  Purchaser shall have until 5:00 p.m. Pacific Time on the day that is five (5) Business Days prior to the Due Diligence Period Notice Deadline to give Seller and the Title Company a written notice (“Purchaser’s Title Notice”) that sets forth any objections that Purchaser has to the Title Commitment or the Survey based on its review thereof (the “Purchaser Title Objections”).  Seller shall have two (2) Business Days after receipt of Purchaser’s Title Notice to notify Purchaser that Seller (i) will cause or (ii) elects not to cause any or all of the Purchaser Title Objections disclosed therein to be removed or insured over by the Title Company.  Seller’s failure to notify Purchaser within such two (2) Business Day period as to any Purchaser Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Purchaser Title Objection.  If Seller notifies or is deemed to have notified Purchaser that Seller shall not remove nor have the Title Company insure over any or all of the Purchaser Title Objections, Purchaser shall have three (3) Business Days thereafter (A) to waive such Purchaser Title Objections, in which case such Purchaser Title Objections (other than the Mandatory Cure Items) shall be deemed “Permitted Exceptions”, or (B) terminate this Agreement, in which event the Deposit and all interest accrued thereon shall be returned to Purchaser without any further action or approval required from Seller, and the rights and obligations of Purchaser and Seller (other than the those which expressly survive termination of this Agreement pursuant to the terms hereof) shall terminate.  Purchaser’s failure to waive such Purchaser Title Objections or terminate this Agreement within the prescribed time period shall constitute Purchaser’s termination of this Agreement.  For the avoidance of doubt, in no event shall Permitted Exceptions include, and Seller shall have the obligation to remove or cure on or before the Closing Date, (a) any exceptions to title which would be removed upon Seller’s delivery of the Title Affidavit to the Title Company, (b) any exceptions to title which are mortgages or liens evidencing monetary encumbrances, (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property that are delinquent or that will be delinquent on the Closing Date, (d) title matters created or agreed to by Seller in violation of the terms of this Agreement, or (e) any exception to title that Seller has specifically agreed in writing to remove pursuant to this Section 4.1 (collectively, the “Mandatory Cure Items”).  It shall be a Condition Precedent favoring Purchaser that Seller remove all Mandatory Cure Items at or prior to Closing and in the event that Seller fails to cure all Mandatory Cure Items, Seller shall be in default of its obligations under this Agreement and Purchaser shall be afforded all of the rights and remedies provided in Section 10.3.

(b)                                 Purchaser may prior to the Closing Date notify Seller in writing of any objection to title or survey (excluding objections to title or survey which have been waived by Purchaser as hereinabove provided or that are or are deemed to be Permitted Exceptions) arising after the date of Purchaser’s Title Notice (“New Title Matters”).  With respect to any objections to title or survey set forth in such notice, Seller shall have the same options to cure pursuant to Section 4.1(a) above and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement, mutatis mutandis.

ARTICLE 5
Inspection and Audit

Section 5.1.                                Due Diligence Materials; Access.

(a)                                 Within three (3) Business Days from the Effective Date, Seller shall provide to Purchaser complete copies of the documents and materials listed on Schedule 5.1, to the extent in Seller’s possession and control and to the extent not previously delivered to Purchaser.

(b)                                 During the term of this Agreement, Purchaser, personally or through its authorized agents or representatives, shall be entitled to interview the tenants and any subtenants and, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours, and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies, inquiry of governmental officials, and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations:  (i) Purchaser shall give Seller written or telephonic notice (which may be via email) at least one (1) Business Day before conducting any inspections on the Property, and a representative of Seller shall have the right to be present when Purchaser or its representatives conducts its or their investigations on the Property; (ii) neither Purchaser nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Property by the Tenant; (iii) neither Purchaser nor its agents shall damage the Property or any portion thereof, except for any immaterial damage caused by environmental or geotechnical tests, all of which shall promptly be repaired by Purchaser; and (iv) Purchaser shall indemnify, hold harmless and defend the Seller against all costs (including reasonable attorneys’ fees) and damage to the Property caused by the activities of Purchaser or its agents under this paragraph, provided; however, that such indemnity shall not include any costs or damages caused by (x) the acts of the Seller or its agents or representatives, (y) any claims of diminution in the value of the Property as a consequence of the results revealed by such tests and inspections or (z) any pre-existing condition of the Property.  The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for a period of three (3) months.

Section 5.2.                                Due Diligence Period.  Purchaser shall have the period ending at 5:00 p.m.  Pacific Time on December 21, 2018, (the “Due Diligence Period”), to physically inspect the Property, review economic data and market conditions, review the Existing Yankee Lease and the Existing Boyd Lease (which Existing Boyd Lease shall be terminated on the Closing Date), conduct appraisals, make inquiry of governmental officials, perform examinations of the physical condition of the Improvements, examine the Real Property for the presence of Hazardous Materials, and to otherwise conduct such due diligence and underwriting as Purchaser, in its sole and absolute discretion, deems appropriate.  This Agreement shall terminate unless, before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period (the “Due Diligence Period Notice Deadline”), Purchaser gives Seller written notice (the “Due Diligence Period Notice”) that Purchaser, in its absolute and unreviewable discretion, elects to proceed with the purchase of the

Property subject to and in accordance with the terms of this Agreement.  In addition, at any time before the Due Diligence Period Notice Deadline, Purchaser may, in its absolute and unreviewable discretion, terminate this Agreement by giving written notice thereof to Seller (the “Termination Notice”) for any reason or no reason.  In the event that either:  (a) Purchaser gives a Termination Notice before the Due Diligence Period Notice Deadline, or (b) Purchaser does not give a Termination Notice but fails to deliver the Due Diligence Period Notice before the Due Diligence Period Notice Deadline, this Agreement shall automatically terminate, the Deposit promptly shall be returned to Purchaser, with no further action needed from either Purchaser or Seller, and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder other than those obligations that expressly survive the termination of this Agreement pursuant to the terms hereof.

Section 5.3.                                Confidentiality.  Purchaser shall use the Confidential Information only for purposes of evaluating the Property in connection with its potential purchase thereof in accordance with the terms of this Agreement (and, if the Closing occurs, in connection with its ownership of the Property).  Notwithstanding the foregoing, (a) Purchaser may disclose the Confidential Information to its owners, legal counsel, accountants, actual and potential lenders, actual and potential investors, regulatory authorities and similar third parties that need to review the Confidential Information in connection with Purchaser’s purchase of the Property in accordance with the terms of this Agreement and financing thereof, and (b) Purchaser may disclose the Confidential Information to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided that Purchaser first shall provide written notice thereof to Seller (or as soon as reasonably practicable thereafter if Purchaser is not permitted to provide prior written notice by law or court order).  If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller or shall destroy such Confidential Information.  Purchaser may retain any Confidential Information (and any derivative thereof) as required by law, regulation, stock exchange rules and internal document retention and archival policies.  Except as otherwise provided in Subsection (b) of this Section 5.3, the parties agree that, except as may be required by applicable law (including, without limitation, the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange), prior to Closing no party shall make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld.  The provisions of this paragraph shall survive the Closing or termination of this Agreement.

Section 5.4.                                Termination of Contracts.  Prior to the Due Diligence Period Notice Deadline, Purchaser shall notify Seller of which Contracts, if any, Purchaser wishes to have assigned to it at the Closing (any such contracts, the “Continuing Contracts”).  Any Contract as to which Purchaser does not send such notice shall remain the sole obligation of Seller to either cause to be (i) terminated by Seller effective as of the Closing Date at no cost to Purchaser or, (ii) provided that such Contract would not bind Purchaser from and after Closing (including, without limitation, in the event that Purchaser terminates the Seller Lease post Closing pursuant to the terms set forth therein,) assigned by Seller to Boyd Flotation to continue such services as the tenant at the Property under the Seller Lease.  Notwithstanding the foregoing, in all events, all management and leasing agreements shall be terminated on or before the Closing at no cost or liability to Purchaser.

Section 5.5.                                Cooperation.  During the term of this Agreement, the Seller shall direct its property manager, agents and employees to cooperate with the reasonable requests of the Purchaser to obtain information concerning the Property, including information supplementary to the information described in Schedule 5.1.

ARTICLE 6
Conditions Precedent, Casualty Damage or Condemnation

Section 6.1.                                Conditions Precedent Favoring Purchaser.  In addition to any other conditions precedent in favor of Purchaser set forth elsewhere in this Agreement, Purchaser’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below.  Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.

(a)                                 Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing;

(b)                                 On the Closing Date, the Seller Representations shall be true, complete and accurate in all material respects, evidenced by the delivery by Seller of a certificate of compliance (“Seller’s Representation Certificate”) to Purchaser at Closing;

(c)                                  Purchaser shall have received an estoppel certificate from Yankee Clipper dated no more than thirty (30) days prior to the Closing Date reflecting the terms of the Existing Yankee Lease and otherwise substantially in the form attached hereto as Exhibit B-1 (the “Yankee Estoppel Certificate”).  Purchaser shall have received an estoppel certificate from Boyd Flotation dated no more than thirty (30) days prior to the Closing Date reflecting the terms of the Existing Boyd Lease and otherwise substantially in the form attached hereto as Exhibit B-2 (the “Boyd Estoppel Certificate” and together with the Yankee Estoppel Certificate, each an “Estoppel Certificate” and collectively, the “Estoppel Certificates”).  With respect to each Estoppel Certificate, this condition shall not be satisfied if an Estoppel Certificate discloses:  (i) any default by Seller, in its capacity as landlord, or Yankee Clipper or Boyd Flotation, as applicable; (ii) any amendment, modification or supplement to the applicable Existing Lease that was entered into in violation of the terms of this Agreement; or (iii) any other information that is inconsistent in any material respect with the applicable Existing Lease or related information as provided to Purchaser during the Due Diligence Period.  Seller shall use good faith, commercially reasonable efforts to obtain the Estoppel Certificates, and shall deliver a copy of each Estoppel Certificate to Purchaser promptly upon receipt thereof by Seller.  Seller shall allow Purchaser to review each Estoppel Certificate before presenting it to the applicable tenant.  Seller may also request a subordination, non-disturbance and attornment agreement (an “SNDA”) from each of Yankee Clipper and Boyd Flotation, as requested by Purchaser or its lender, such SNDA to be in the form provided by Purchaser (or in such other form as may be required by the applicable Existing Lease) for the benefit of Purchaser’s lender, promptly after Seller’s receipt thereof and shall reasonably cooperate with Purchaser in connection with obtaining such SNDAs.  Seller shall deliver to Purchaser the executed SNDAs (and written comments received from the applicable tenant with respect thereto) promptly upon receipt (but no later than two (2) Business Days following receipt thereof).  In no event shall the Closing be conditioned on Purchaser’s receipt of such SNDAs, if applicable;

(d)                                 On the Closing Date, Purchaser, as landlord, and Boyd Flotation, as tenant, shall have executed and delivered that certain Lease for occupancy of approximately three hundred eighteen thousand one hundred and four (318,104) square feet of leasable space at the Property substantially in the form attached hereto as Exhibit M (the “Seller Lease”) and the Seller Lease shall contemplate the Existing Yankee Lease continuing to be in full force and effect as a sublease on the Property.  All further modifications with respect to the Seller Lease shall be negotiated by the parties on or before the expiration of the Due Diligence Period;

(e)                                  On the Closing Date, title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions and the Title Company shall be irrevocably committed to issue to Purchaser an extended coverage owner’s title insurance policy (on the current ALTA Form) in the amount of the Purchase Price, together with the endorsements for Purchaser’s owner’s title insurance policy, insuring good and indefeasible fee simple title to the Real Property in Purchaser, subject only to the Permitted Exceptions;

(f)                                   On the Closing Date, neither Seller, Boyd Flotation nor Dennis Boyd shall be the subject of any bankruptcy proceedings.

Section 6.2.                                Conditions Precedent Favoring Seller.  In addition to any other condition precedent in favor of Seller set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below.  Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

(a)                                 Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing; and

(b)                                 On the Closing Date, the representations of Purchaser set forth in Section 7.2 shall be true, accurate and complete in all material respects, evidenced by the delivery by Purchaser of a certificate of compliance (“Purchaser’s Representation Certificate”) to Seller at Closing.

Section 6.3.                                Casualty.  Unless and until the Closing is completed, the risk of loss to the Property from casualty or condemnation shall be borne by Seller.  If all or a portion of the Property is damaged or destroyed by fire or other casualty prior to Closing such that:  (1) Purchaser’s reasonable estimate of the cost to repair or restore the same exceeds $500,000; (2) Yankee Clipper or Boyd Flotation, as applicable, is permitted to terminate an Existing Lease under the terms thereof or to abate or offset rent under an Existing Lease on account of such casualty; (3) the Property cannot be restored or rebuilt as-of-right in compliance with applicable zoning laws (including any such zoning laws relating to reconstruction of grandfathered structures) or is rendered noncompliant with any applicable zoning laws; or (4) access to or egress from the Property is materially impaired (any such fire or other casualty, a “Material Casualty”), Purchaser may, at Purchaser’s sole option, elect to either:

(a)                                 terminate this Agreement, upon which neither Purchaser nor Seller shall have any further obligation under this Agreement, except for the obligations which expressly survive the termination of this Agreement, and the Purchaser shall immediately receive the Deposit from the Escrow Agent; or

(b)                                 purchase the Property subject to and in accordance with the terms of this Agreement.

In the event of a fire or other casualty that is not a Material Casualty, and in connection with any Material Casualty as to which Purchaser elects to proceed pursuant to Section 6.3(b), (i) Purchaser shall purchase the Property in accordance with the terms hereof without reduction in the Purchase Price (except that applicable deductible shall be credited against the Purchase Price); and (ii) Seller shall assign to Purchaser at Closing all insurance proceeds paid or payable on account of such damage, including any rental interruption insurance.  Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.3(a) unless, within fifteen (15) Business Days from reasonably detailed written notice to Purchaser of such casualty, Purchaser provides Seller with written notice that Purchaser elects to proceed pursuant to Section 6.3(b).  If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the casualty.  If any insurance proceeds paid or payable on account of a fire or other casualty are to be assigned to Purchaser in accordance with the provisions of this Agreement, Seller shall cooperate as reasonably requested by Purchaser to effectuate such assignment (including, if necessary, prosecuting claims in Purchaser’s name or for Purchaser’s benefit), and Seller’s obligation to so cooperate shall survive the Closing.

Section 6.4.                                Condemnation.  If, at any time before completion of the Closing, a taking or condemnation (or proceeding in lieu thereof) is commenced or threatened in writing:  (i) of all or substantially all of the Property; or (ii) of less than all or substantially all of the Property that:  (1) Purchaser’s reasonable estimate of the cost to repair or restore the same exceeds $500,000; (2) Yankee Clipper or Boyd Flotation, as applicable, is permitted to terminate an Existing Lease under the terms thereof or abate or offset rent under an Existing Lease on account of such condemnation; (3) the Property cannot be restored or rebuilt as-of-right in compliance with applicable zoning laws (including any such zoning laws relating to reconstruction of grandfathered structures) or is rendered noncompliant with any applicable zoning laws; or (4) access to or egress from the Property is materially impaired (any of the foregoing, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either to:

(a)                                 terminate this Agreement, upon which neither Purchaser nor Seller shall have any further obligation under this Agreement, except for the obligations which expressly survive the termination of this Agreement, and the Purchaser shall immediately receive the Deposit from the Escrow Agent; or

(b)                                 purchase the Property subject to and in accordance with this Agreement.

In the event of condemnation or taking that does not constitute a Material Taking, or if there is a Material Taking but Purchaser elects to proceed under Section 6.4(b), (1) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price), (2) Seller shall assign to Purchaser at Closing all condemnation proceeds and rental interruption insurance paid or payable as a result of such condemnation, (3) Purchaser shall have the right to be present with Seller at any hearings or negotiations with respect thereto, and (4) Seller shall not settle or compromise any such matter without Purchaser’s prior written consent.  Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.4(a) unless, within fifteen (15) Business Days from written notice to Purchaser of the condemnation, Purchaser provides Seller with written notice that Purchaser elects to proceed pursuant to Section 6.4(b).  If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the Material Taking.

Section 6.5.                                Leasing and Other Activities Prior to Closing.

(a)                                 During the term of this Agreement, Seller shall not enter into any Lease Transaction without Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion.

(b)                                 From and after the expiration of the Due Diligence Period, Seller shall not enter into any new Contracts or material modifications, renewals or terminations of any existing Contracts that would impose any obligations on Purchaser or on the Property after Closing, without the written consent of Purchaser, which consent may be granted or denied in Purchaser’s sole discretion.  Without limiting the foregoing approval rights, Seller shall provide Purchaser with prompt notice of any new Contracts or material modifications, renewals or terminations of any such contracts, together with complete copies of the documents relating thereto.

(c)                                  From and after the expiration of the Due Diligence Period, Seller shall not, without Purchaser’s prior written approval, (i) make any material alterations or additions to the Property, except as may be required by law or by the Existing Leases or as may reasonably be required for the prudent repair and maintenance of the Property, (ii) change or attempt to change (or consent to any change in) the zoning or other Legal Requirements applicable to the Property, or (iii) cancel, amend or modify in any material respect any Permit.

(d)                                 At all times prior to Closing, Seller shall:  (i) maintain the Property in as good condition and repair as exists as of the date hereof; (ii) use commercially reasonable efforts to maintain its relations with Yankee Clipper and Boyd Flotation and otherwise conduct business with respect to the Property in a commercially reasonable manner; (iii) perform its obligations under the Existing Leases, the Contracts and the Permitted Exceptions (and, as applicable, enforce the obligations of any other parties to such documents); (iv) maintain existing levels of insurance with respect to the Property, (v) not sell or further mortgage, pledge, hypothecate, otherwise transfer, or encumber the Property or any direct or indirect interest therein or enter into any agreement relating thereto, and (vi) promptly give Purchaser a reasonably detailed written notice of:  (1) any fire, flood or other material adverse change with respect to the Property of which Seller obtains actual knowledge; (2) any actual or proposed condemnation (or proceeding in lieu thereof) of which Seller obtains actual knowledge; (3) any written notice received by Seller claiming that the Property or the use and operation thereof fails to comply with any Legal Requirements; (4) any written notice given or received by Seller claiming that Seller, Yankee Clipper or Boyd Flotation is in default under the Existing Leases, as applicable; and (5) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property.  If Seller becomes aware during the term of this Agreement of any matters that render any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing.

(e)                                  Seller (i) shall not during the term of this Agreement offer, promise, give or agree to give to any person or entity any bribe on behalf of Purchaser or its affiliates or otherwise with the object of obtaining a business advantage for Purchaser or its affiliates or otherwise; (ii) will not engage in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act of 1977; (iii) will maintain in place, its own policies and procedures to ensure compliance with any applicable anti-corruption laws; (iv) will ensure that any person or entity who performs or has performed services for or on its behalf in connection with this Agreement complies with the provisions of this Section 6.5(e) and Section 7.3(a)(vii); (v) will maintain in place, effective accounting procedures and internal controls necessary to record all expenditures in connection with this Agreement, which enable Seller, Purchaser and Purchaser’s affiliates to readily identify Seller’s financial and related records in connection with this Agreement; (vi) from time to time during the term of this Agreement, at the reasonable request of Purchaser, will confirm in writing that it has complied with its undertakings under this Section 6.5(e) and Section 7.3(a)(vii); (vii) shall notify Purchaser as soon as practicable of any breach of any of the undertakings contained in this Section 6.5(e) and Section 7.3(a)(vii) of which it becomes aware; (viii) shall explicitly include the obligations in this Section 6.5(e) and Section 7.3(a)(vii) in any subcontracts or agreements formed between Seller and any subcontractors to the extent that those subcontracts or agreements relate to fulfillment of Seller’s obligations to Purchaser under this Agreement.

ARTICLE 7
As-Is Sale; Representations and Warranties

Section 7.1.                                As-Is Sale.

(a)                                 Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and that, prior to the Closing, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property and market conditions as Purchaser, in its absolute discretion, may deem appropriate.  Purchaser further acknowledges that, except for Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

(b)                                 Except for the Seller Representations, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an “as is, where is, with all faults” basis, and that, except for the Seller Representations such sale shall be without representation or warranty of any kind by Seller, express or implied.

Section 7.2.                                Purchaser Representations.  Purchaser hereby represents and warrants to Seller as follows:

(a)                                 Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement including, without limitation, the Purchaser Deliveries to which it is a party; provided, however, that Purchaser will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Purchaser will seek to obtain prior to the expiration of the Due Diligence Period.

(b)                                 There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

(c)                                  Neither the execution, delivery or performance of this Agreement nor compliance herewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser (subject to obtaining the board of directors approval as contemplated in subparagraph (a) above), (2) to the best of Purchaser’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound.

(d)                                 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

Section 7.3.                                Seller’s Representations.  Except for the matters described on Exhibit D attached hereto, Seller warrants and represents to Purchaser as follows:

(a)                                 Representations Concerning Seller.

(i)                                     Seller is a corporation, duly formed, validly existing and in good standing under the laws of California.  Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement including, without limitation, the Seller Deliveries.

(ii)                                  There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder.  Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally.

(iii)                               Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Seller, (2) to the best of Seller’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(iv)                              No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

(v)                                 Seller is not a “foreign person” or “disregarded entity” as defined in Section 1445 of the Code; Seller has a federal taxpayer identification number which will be provided to the Title Company for Closing.

(vi)                              Neither Seller nor, to Seller’s actual knowledge, any of its respective affiliates, is in violation of the Anti-Money Laundering and Anti-Terrorism Laws.  Neither Seller nor, to Seller’s actual knowledge, any of its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.  Neither Seller nor, to Seller’s actual knowledge, any of its affiliates, or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.  Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used by Seller in connection with this Agreement and amounts committed with respect hereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(vii)                           Seller (a) has not offered, promised, given or agreed to give to any person or entity any bribe on behalf of Purchaser or its affiliates or otherwise with the object of obtaining a business advantage for Purchaser or its affiliates or otherwise; (b) has not engaged in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act of 1977 with respect to the transactions contemplated by this Agreement; (c) has in place, its own policies and procedures to ensure compliance with any applicable anti-corruption laws; and (d) has in place, effective accounting procedures and internal controls necessary to record all expenditures in connection with this Agreement, which enable Seller, Purchaser and Purchaser’s affiliates to readily identify Seller’s financial and related records in connection with this Agreement.

(b)                                 Representations Concerning the Property.

(i)                                     Leasing:

(A)                               Seller has delivered to Purchaser a true, correct and complete copy of each of the Existing Leases.  The Existing Leases are in full force and effect, have not been further amended, modified or supplemented, and constitute the entire agreement between the Seller and Yankee Clipper concerning the Property with respect to the Existing Yankee Lease and Seller and Boyd Flotation with respect to the Existing Boyd Lease.  The Existing Leases are the only leases, subleases, license or other uses or occupancy agreements affecting all or any portion of the Property;

(B)                               There is no default by the Seller, Yankee Clipper or Boyd Flotation under the Existing Leases or, to the best of Seller’s knowledge, any condition or event that, with the passage of time or giving of notice, or both, would constitute such a default.  Neither Yankee Clipper nor Boyd Flotation is entitled to any reduction in or refund of, and has no counterclaim or offset against, and is not otherwise disputing, any rents or other charges paid, payable or to become payable by Yankee Clipper or Boyd Flotation under the Existing Leases or any of their other respective obligations under the Existing Leases.  There are no options or rights to renew, extend or terminate the Existing Leases, except as expressly set forth in the Existing Leases and disclosed on Exhibit C.  Neither Yankee Clipper nor Boyd Flotation has indicated to Seller its intent to terminate or attempt to renegotiate the Existing Leases prior to expiration of the term of the Existing Leases (subject to the anticipated execution of the Seller Lease by Boyd Flotation at Closing).  To the knowledge of the Seller, neither Yankee Clipper nor Boyd Flotation has entered into any assignment or sublease with respect to the Existing Leases;

(C)                               Except as set out in the Existing Leases, neither Yankee Clipper nor Boyd Flotation has provided any security deposit in connection with the Existing Leases;

(D)                               There are no free rent, operating expense abatements, incomplete tenant improvements, rebates, allowances, or other unexpired concessions or landlord obligations under the Existing Leases;

(E)                                Other than the Existing Leases, the Seller has not entered into any leases or other occupancy agreements affecting all or any portion of the Property, and there are no tenants or other occupants of all or any part of the Property other than Yankee Clipper under the Existing Yankee Lease and Boyd Flotation under the Existing Boyd Lease.

(F)                                 Neither Boyd Flotation nor Seller, as the landlord under the Existing Yankee Lease or otherwise, has any outstanding receivables owed to either party by Yankee Clipper.  Seller has no outstanding receivables owed to it from Boyd Flotation.

(ii)                                  Lease Brokerage.  There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property, whether now or in the future.  No brokerage or similar fee is due or unpaid by the Seller with respect to the Existing Lease or the

Property.  No brokerage or similar fee shall be due or payable on account of the exercise of any renewal, extension or expansion options arising under the Existing Lease;

(iii)                               Contracts.  Exhibit I sets forth a complete and accurate list of the Contracts.  Seller has given Purchaser true and complete copies of the Contracts.  The Contracts are in full force and effect and neither Seller nor, to the best of Seller’s knowledge, any other party, is in default in any material respect under any Contract;

(iv)                              Warranties, Permits and Related Matters.

(A)                               Attached hereto as Exhibit K is a true, correct and complete list of all existing, in force, unexpired warranties or guaranties issued in connection with the development, construction, operation, maintenance or repair of the Property, and all amendments and modifications thereto, which run in favor of Seller or the Property (collectively, the “Warranties”).  True and correct copies of all of the Warranties have been delivered to Purchaser.  To Seller’s knowledge, the Warranties are in full force and effect unless otherwise noted on Exhibit K and to the extent assignable shall be duly assigned to Purchaser at Closing, at Seller’s sole expense;

(B)                               (i) Seller has not received any written notice of violation of any Legal Requirement , (ii) to the best of Seller’s knowledge, the Property is in compliance in all material respects with all Legal Requirements, and (iii) the Seller has no actual knowledge of any claim of violation of any Legal Requirement.

(C)                               To the best of Seller’s knowledge, Seller has obtained all licenses, permits, variances, approvals, and authorizations required from all governmental authorities having jurisdiction over the Property or from private parties for the intended development, construction, use, operation and occupancy of the Property and to insure vehicular and pedestrian ingress to and egress from the Property (collectively, the “Permits”), and all of the Permits are, and will at Closing be, in full force and effect and properly vested in the name of the Seller.  All appeal periods with respect to the Permits have expired and no appeals have been filed;

(D)                               Seller has not received any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Property, or any portion thereof;

(E)                                To the best of Seller’s knowledge, other than general real estate taxes (which are not yet delinquent), Seller has no obligations to any governmental authority, adjacent property owner or other Person for the payment (or for any donations in lieu of payment) or performance of any infrastructure, capital improvements or other work in connection with the development or ownership of the Property;

(v)                                 Litigation and Other Proceedings.

(A)                               No condemnation or eminent domain proceedings are pending or, to Seller’s knowledge, threatened against the Property or any part thereof, and the Seller has not made any commitments to or received any written notice of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes;

(B)                               There are no pending, or to Seller’s knowledge, threatened, judicial or administrative proceedings or investigations affecting or relating to the development, construction, use, operation or ownership of the Property;

(vi)                              Taxes.  The Seller has delivered true and correct copies of tax bills issued by any applicable federal, state or local governmental authority to the Purchaser with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year.  No portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property.  No application or proceeding is pending with respect to a reduction or an increase of such taxes.  There are no tax refund proceedings relating to the Property which are currently pending.  All real estate taxes that are due and payable have been paid as of the date hereof and no such real estate taxes are delinquent.  There are no special taxes or assessments to be levied against the Property nor is the Seller aware of any change in the tax assessment of the Property;

(vii)                           Personal Property.  Seller has good title to the Personal Property and shall transfer the same to Purchaser free and clear of all liens and encumbrances.  For clarity, Seller is retaining and not selling as a part of this transaction the Solar Equipment, which shall remain the sole property of Seller;

(viii)                        Hazardous Materials.  Except as disclosed in writing to Purchaser before the date hereof:  (a) the Seller has not received any written notice that Hazardous Materials are present at the Property, (b) that there has occurred any release of Hazardous Materials on, in, beneath the surface of or about the Property in violation of any Environmental Law, (c) the Seller has not been required by any governmental agency to undertake any remediation activity with respect to Hazardous Materials on, in, beneath the surface of or about the Property, or (d) that the Property is in violation of any Environmental Law.  The Seller has not used (except as is customary in the course of construction of the Improvements and in compliance with all applicable laws), manufactured, generated, treated, stored, disposed of, or released any material amounts of Hazardous Materials on, under or about the Property or transported any material amounts of Hazardous Materials over the Property or installed, used or removed any storage tank on, from or in connection with the Property.  Except as disclosed in writing to Purchaser before the date hereof, to the Seller’s knowledge, there are no storage tanks or wells (whether existing or abandoned) located on, under or about the Property;

(ix)                              No Preemptive Rights.  There are no options, rights of first refusal or first opportunity, or other rights or options to purchase or otherwise acquire the Property or any Portion thereof (or any interest therein) in favor of any party;

(x)                                 Employees.  Seller has no employees.

(y)                                 Reports and Other Information.

(A)                               Seller has delivered or made available to Purchaser (without representation or warranty, express or implied, as to the completeness or accuracy thereof) true and complete copies of all Reports;

(B)                               The plans and specifications for the Improvements, Lease, Permits, Warranties, operating statements, income and expense reports, and all other agreements, books and records relating to the Property delivered or made available by Seller to Purchaser in connection with this Agreement are and at the time of Closing will be copies of such documents that are true, complete and correct in all material respects of the same to the extent in Seller’s possession.  The operating statements furnished by Seller to Purchaser relative to the Property are true and correct in all material respects and fairly reflect the financial condition, the financial results or other subject matter thereof as of the dates thereof, and there have been no material adverse changes since the date of such statements; and

(C)                               To the Seller’s knowledge, the Seller has not failed to deliver to Purchaser a true and complete copy of any written report or document in Seller’s possession or control that materially affects the development, ownership, leasing, value or use of the Property.

(z)                                  Tax Appeals.  There are no existing or pending tax appeals filed by Seller or any other person with respect to the Property.

Section 7.4.                                Seller’s Knowledge.  Whenever a representation is qualified by the phrase “to the best of Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of Dennis Boyd (the “Designated Seller Representatives”), without independent investigation or inquiry other than review of Seller’s files and reasonable inquiry of Seller’s agents (including property managers and leasing agents), officers and employees who are familiar with the development, ownership, operation and leasing of the Property.  The Designated Seller Representative is the President of Seller and has been actively involved in, and familiar with, the ownership, development, construction, leasing and operation of the Property since it was purchased by Seller.

ARTICLE 8
Closing

Section 8.1.                                Closing Date.  The Closing shall take place at 1:00 p.m. on the Closing Date.  Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date, the Seller shall deliver to the Title Company or Purchaser the documents listed in Section 8.2 and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3.

Notwithstanding the foregoing, Purchaser shall have the right, upon written notice to Seller no later than five (5) days prior to the Closing Date, to extend the Closing Date for one (1) period of five (5) Business Days.

Section 8.2.                                Seller’s Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser (or its nominee), at Seller’s sole expense, each of the following items (collectively, the “Seller Deliveries”):

(a)                                 Closing Documents:

(i)                                     A grant deed in the form attached hereto as Exhibit E, conveying good and clear record and marketable fee simple title, subject only to the Permitted Exceptions, in proper form for recording and executed and acknowledged by Seller;

(ii)                                  a Bill of Sale, Blanket Conveyance and Assignment in the form attached hereto as Exhibit F, executed by Seller;

(iii)                               an Assignment and Assumption Agreement in the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”), executed by Seller;

(iv)                              Seller’s Representation Certificate, executed by Seller;

(v)                                 the Closing Statement executed by Seller;

(vi)                              a non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code, executed by Seller;

(vii)                           the Seller Lease, executed by executed by Boyd Flotation, Inc.; and

(viii)                        written evidence of the termination of the Existing Boyd Lease.

(b)                                 Duplicates of keys in Seller’s possession or control to all locks on the Improvements;

(c)                                  Originals of any Continuing Contracts or, if originals are not in Seller’s possession or control, certified copies thereof;

(d)                                 Such evidence or documents as may be reasonably required by the Title Company or Purchaser (including, without limitation a title affidavit in the form attached hereto as Exhibit I (the “Title Affidavit”), executed (and, if required by the Title Company, acknowledged) by Seller) relating to:  (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; and (iv) gap indemnity coverage;

(e)                                  All books, records and other documents in the possession or control of Seller and material to Purchaser’s ownership or operation of the Property, including any Yankee Clipper financial information and any Boyd Flotation financial information, the Permits, as-built drawings, and the original Plans and Specifications;

(f)                                   At least two originals of the Estoppel Certificates;

(g)                                  A California Form 593-C (or its equivalent), and any such other transfer or other tax forms required under state or federal law, executed by Seller;

(h)                                 Intentionally Deleted;

(i)                                     Intentionally Deleted;

(j)                                    Originals (or copies if originals are unavailable) of the Permits;

(k)                                 The Warranties, including all related manuals and any consents necessary in order for the Warranties to be duly assigned to Purchaser as of the Closing; and

(l)                                     Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

Section 8.3.                                Purchaser’s Deliveries.  At the Closing, Purchaser shall deliver the following items (collectively, the “Purchaser Deliveries”):

(a)                                 Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit) and Purchaser’s share of all escrow costs and closing expenses;

(b)                                 Duly executed originals of each of the Assignment and Assumption Agreement, Purchaser’s Representation Certificate, the Closing Statement and the Seller Lease; and

(c)                                  Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

Section 8.4.                                Costs and Prorations.

(a)                                 General.  To the extent not paid directly by Yankee Clipper or Boyd Flotation in accordance with the terms of the Existing Leases, all real estate taxes, assessments (whether or not a lien), landlord charges pursuant to the Existing Leases, heating and cooling charges, insurance charges, charges for utilities and all amounts due under Continuing Contracts (collectively, “NNN Costs”) allocable to or otherwise accruing before the Closing Date shall be the obligation of Seller.  All NNN Costs allocable to or accruing on and after the Closing Date shall be the obligation of Seller (or its applicable affiliate), in its capacity as tenant under and pursuant to the terms of the Seller Lease.

(b)                                 Closing Costs.  Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby.  Purchaser shall pay all costs associated with its due diligence, including the cost of the appraisals, architectural, engineering, credit and environmental reports.  Each party shall pay one-half of the charges for the escrow services of the Title Company.  Seller shall pay all recording fees in connection with the release of any encumbrances on the Property, the cost of recording the Deed and all transfer taxes and documentary stamp charges and all title insurance premiums (exclusive of any endorsements except for such endorsements as may be required to remove a Mandatory Cure Item).  Purchaser shall pay the cost of any endorsements to Purchaser’s title policy (except for such endorsements as may be required to remove a Mandatory Cure Item, which shall be borne by Seller).  All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.

(c)                                  Closing Statement.  Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made as of the Closing Date in accordance with the terms of this Agreement (the “Closing Statement”).  Any adjustments to estimated figures on the Closing Statement shall be made by the parties with due diligence and cooperation within ninety (90) days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the other party.

Section 8.5.                                Possession.  Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the Seller Lease (including the Yankee Clipper sublease), rights arising under any Continuing Contracts, and the Permitted Exceptions.

ARTICLE 9
Real Estate Commission

Section 9.1.                                Commissions.

(a)                                 If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Purchaser shall pay a real estate commission and/or brokerage fee to Broker in accordance with a separate agreement between Purchaser and Broker.  Such commissions shall be paid in full at Closing by Purchaser and Seller shall have no liability for same.

(b)                                 Seller represents, warrants and covenants to Purchaser that, except for Broker, Seller has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby.  Seller shall indemnify Purchaser against all claims, costs and liability (including reasonable attorneys’ fees) arising from any other broker (other than Broker) or other Person claiming any commission or similar compensation by, through or under Seller.

(c)                                  Purchaser represents, warrants and covenants with Seller that, except for Broker, Purchaser has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby.

The provisions of this Section 9.1 shall survive the Closing.

ARTICLE 10
Termination and Default

Section 10.1.                         Termination without Default.  If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser’s obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement (which shall be governed by Section 10.2) or any default by Seller of its obligations under this Agreement (which shall be governed by Section 10.3), the Deposit shall promptly be returned to Purchaser and neither Party shall have any further obligations hereunder.

Section 10.2.                         Purchaser’s Default.  If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Seller to Purchaser, then:  (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Purchaser shall have no further obligations to each other.  PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.  PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER’S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.  THE PAYMENT OF SUCH AMOUNTS AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369 BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671,1676 AND 1677.

Section 10.3.                         Seller’s Default.  If Seller fails to perform any its obligations under the terms of this Agreement, and if such default is not cured within three (3) days from written notice thereof from Purchaser to Seller, then Purchaser may, as its sole and exclusive remedy at law or in equity:  (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser, Seller promptly shall reimburse Purchaser for the actual out-of-pocket third party costs that Purchaser has incurred in connection with this Agreement in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) and the transaction contemplated hereby, and the parties shall have no further obligation to each other except for the obligations which expressly survive the termination of this Agreement; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement.  Purchaser hereby irrevocably waives any other right or remedy for such default; provided, however, that if, in breach of this Agreement, Seller intentionally or willfully defaults in its obligations hereunder (including, without limitation, by selling the Property (or any portion thereof) to someone other than Purchaser) or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain, Seller shall be liable for any damages suffered by Purchaser as a result of such breach, and Purchaser may seek any additional remedies from Seller in law or in equity.  If Purchaser brings an action for specific performance, the Deposit shall be returned to Purchaser pending the outcome of such action.

Section 10.4.                         Breach of Representations.

(a)                                 All representations, warranties and covenants of Seller and Purchaser set forth in this Agreement or in any document or certificate delivered by Seller or Purchaser in connection herewith shall survive the Closing for a period of six (6) months (the “Survival Period”), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless within such time, written notice thereof is given to the other party.

(b)                                 Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller’s liability to Purchaser for any breach of any representation or warranty of Seller contained in Section 7.3 of this Agreement shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate (“Seller’s Liability Cap”), other than in connection with a fraudulent misrepresentation for which there shall be no such cap.

(c)                                  Boyd Flotation, Inc., a Missouri corporation (“Guarantor”), hereby joins into this agreement to unconditionally and irrevocably guaranty that, during the Survival Period (or if any claims are made during the Survival Period, for such longer period until such time there is final, non-appealable resolution thereof), Guarantor unconditionally and irrevocably guarantees payment of any liabilities of Seller pursuant to this Section 10.4 (subject to the same limitations set forth above).

ARTICLE 11
Miscellaneous

Section 11.1.                         Entire Agreement; Successors and Assigns; Miscellaneous Provisions.  This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements.  All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts, and all counterparts shall collectively constitute a single agreement.  A party may deliver executed signature pages to this Agreement by facsimile transmission or via electronic mail to the other party, which facsimile or electronic copies shall be deemed to be an original executed signature page binding on the party that so delivered the executed signature page by facsimile or electronic mail.  No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser.  In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.  Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

Section 11.2.                         Assignment.  Purchaser may not assign its rights or obligations under this Agreement without the prior written consent of Seller; provided that Purchaser may assign this Agreement without Seller’s consent to any entity or entities that controls, is controlled by, or is under common control with Purchaser (a “Purchaser Controlled Entity”) or an entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing parting, member or manager) or owns more than 50% of the economic interests so such entity, or any entity (or subsidiary thereof) that is advised by an affiliate of BCI IV Acquisitions LLC or BCI Advisors LLC.  Any assignment of rights and assumption of obligations under this Agreement shall be subject to all the provisions, terms, covenants and conditions of this Agreement and the assignee shall assume all of Purchaser’s obligations hereunder.  Any such assignment and assumption shall be evidenced by a written agreement in form and substance reasonably acceptable to Seller.

Section 11.3.                         Waiver; Governing Law.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.  This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws.

Section 11.4.                         Notices.  All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by:  (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally recognized overnight delivery service for next day delivery, (iii) delivered in person, or (iv) sent by electronic mail (with a copy thereof sent thereafter in accordance with clause (i), (ii) or (iii) above).  Notices delivered by (i) above shall be deemed to have been given upon receipt, all notices delivered by (ii) shall be deemed given one (1) Business Day following deposit, and all notices delivered by (iii) and/or (iv) shall be deemed given on the same day (if sent prior to 5:00 PM Pacific Time) (or, if after such time, shall be deemed delivered on the next Business Day).  All notices shall be addressed to the parties at the addresses below:

To Seller:	Boyd Flotation, Inc.
Attn: Denny Boyd
2440 Adie Road
Maryland Heights, Missouri 63043

With a copy to:	Daniel Engle
Thompson Coburn LLP
505 N. 7th Street, Suite 2700
One US Bank Plaza

St. Louis, Missouri 63101

To Purchaser:	BCI ACQUISITIONS LLC
c/o Black Creek Industrial Acquisitions LLC
518 17th Street, 17th Floor
Denver, Colorado 80202
Attn: Thomas McGonagle
Email: tmcgonagle@industrialpropertytrust.com

With a copy to:	Joshua J. Widoff
General Counsel
518 17th Street, 17th Floor
Denver, Colorado 80202
Email: jwidoff@dividendcapital.com

and a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLC
1900 Main Street, Fifth Floor
Irvine, California 92614
Attn: Sandra A. Jacobson, Esq.
Email: sjacobson@allenmatkins.com

To Title Company/
Escrow Agent:	First American Title Insurance Company
1125 17th Street, Suite 500
Denver, Colorado 80202
Attn: Bev Carlson
Email: bevcarlson@firstam.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.4.  The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.  Any notice to be given by any party hereto may be given by the counsel for such party.

Section 11.5.                         Attorneys’ Fees.  In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level.

Section 11.6.                         IRS Real Estate Sales Reporting.  Purchaser and Seller hereby agree that the Title Company shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

Section 11.7.                         Further Instruments.  Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Title Company, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

Section 11.8.                         Severability.  The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions.  If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

Section 11.9.                         Exclusivity.  In consideration of the significant time and expense to be devoted by Purchaser to its potential acquisition of the Property, Seller agrees that, during the term of this Agreement, it will negotiate exclusively with Purchaser concerning a potential sale of the Property, it will not market the Property for sale or allow other potential purchasers to inspect or tour the Property, and it has not and will not enter into any agreement to sell the Property to any party other than Purchaser.  If Seller breaches its obligations under this Section, Purchaser shall have the right to damages and, at Purchaser’s election, injunctive or other equitable relief.

Section 11.10.                  Independent Consideration.  Contemporaneously with the execution and delivery of this Agreement, Purchaser has paid to the Seller as further consideration for this Agreement, the amount of ONE HUNDRED DOLLARS ($100) (“Independent Consideration”) in addition to the Deposit and independent of any other consideration provided for hereunder, which Independent Consideration is fully earned by Seller and is not refundable under any circumstances.

Section 11.11.                  Tax Deferred Transaction.  Either party (such party, the “Exchanging Party”) may consummate the transaction contemplated in this Agreement as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Code, provided that:  (i) the other, non-exchanging party (such party, the “Non-Exchanging Party”) shall be provided no less than ten (10) days prior written notice of such Exchange and the Closing shall not be delayed or affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to the Non-Exchanging Party’s obligations under this Agreement; (ii) the Exchanging Party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) the Non-Exchanging Party shall not be required to take an assignment of this Agreement for the relinquished property or be required to acquire or hold title to any real property (other than the Property) for purposes of consummating the Exchange; and (iv) the Exchanging Party shall pay all costs (including legal fees, escrow costs, brokerage commissions, title charges, survey costs, recording costs and other charges) incurred with respect to the Exchange.  The Non-Exchanging

Party shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner, (2) be responsible for compliance with or be deemed to have warranted to the Exchanging Party that the Exchange in fact complies with §1031 of the Code, (3) have any responsibility or liability to any third party involved in the Exchange, or (4) be required to make any representations or warranties, assume any obligations, spend any sum, or incur any personal liability whatsoever in connection with the Exchange.  For the avoidance of doubt, all representations, warranties, covenants and indemnification obligations of the Exchanging Party set forth in this Agreement shall not be affected or limited by the Exchanging Party’s use of an exchange accommodator and shall survive the Exchange and shall continue to inure directly from the Exchanging Party for the benefit of the Non-Exchanging Party.  In other words, Exchanging Party shall not be released from any obligations or liability under this Agreement.

Section 11.12.                  Post-Closing Access to Records.  Upon receipt by Seller of Purchaser’s reasonable written request at any time and from time to time within a period from the Closing until the later of (i) 2 years after Closing, or (ii) for the period any tenant has the right under its lease for the Property to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records relating to the Property available to Purchaser for inspection and copying (at Purchaser’s sole cost and expense).

Section 11.13.                  Information and Audit Cooperation.  To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least 5 Business Days prior written notice to Seller, within 90 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date.  Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

[The balance of this page has intentionally been left blank.  Signature pages follow.]

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the Effective Date.

SELLER:

BOYD PROPERTIES, INC.,
a California corporation

	By:	/s/ Dennis Boy	,
Dennis Boyd, President

Date: December 7, 2018

[Signature Page to Purchase and Sale Agreement — Fontana]

S-1

PURCHASER:

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

		By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member

		By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

		By:	/s/ Lainie P. Minnick
		Name:	Lainie P. Minnick
		Title:	Managing Director

Date:	December 7, 2018

[Signature Page to Purchase and Sale Agreement — Fontana]

S-2

JOINDER BY BOYD FLOTATION, INC.

Boyd Flotation, Inc., a Missouri corporation (“Guarantor”), hereby joins in this Agreement in this joinder (the “Joinder”) solely in order to confirm its obligations as described in Section 10.4 hereof.

The terms of this Joinder and Guarantor’s obligations hereunder are a continuing and irrevocable obligation of Guarantor and shall remain in full force until payment, performance and/or observation in full of the obligations hereunder.  Guarantor’s guaranty and liability under this Joinder is absolute and unconditional (subject, however, to the terms, conditions and limitations on the liability of Seller as set forth in the Agreement, all of which shall apply to and limit Guarantor’s obligations and liability hereunder) and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following:  (i) any lack of genuineness, regularity, validity, legality or enforceability, or the voidability, of this Joinder; (ii) the failure of Purchaser to exercise or to exhaust any right or remedy or take any action against any person or any collateral or other security available to it; (iii) any amendment or modification of the terms of this Joinder or the Agreement, unless otherwise provided therein to the contrary; (iv) any failure or delay of the Purchaser to exercise, or any lack of diligence in exercising, any right or remedy with respect to this Joinder (other than failure by Purchaser to comply with the timeframes and deadlines for any actions set forth in the Agreement); and/or (v) any other circumstance which might constitute a legal or equitable discharge or defense available to Seller, whether similar or dissimilar to the foregoing, other than the defense of (a) payment and performance (Purchaser, by its acceptance of this Joinder, hereby agreeing that any such payment or performance shall reduce Guarantor’s obligations and liability hereunder to the full extent of such payment or performance) or (b) the claim against Seller is not due and owing under the terms of the Agreement or that Seller has performed.

Guarantor expressly waives the following:  (a) notice of acceptance of the Agreement; (b) any requirement of promptness, diligence, presentment, protest, notice of dishonor, notice of demand and notice of acceptance (other than failure by Purchaser to comply with the timeframes and deadlines for any actions set forth in the Agreement); (c) the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to its obligations under this Joinder or the Agreement, or the interpretation, breach or enforcement of such obligations; and (d) all rights of subrogation and any other claims that it may now or hereafter acquire against Seller or any insider that arise from the existence, payment, performance or enforcement of Guarantor’s obligations hereunder until such time as Guarantor’s obligations hereunder are performed and paid in full or have expired.  Guarantor’s guaranty under this Joinder is a present guaranty of payment and performance and not of collection.  Notwithstanding anything to the contrary contained herein, Guarantor’s liability shall extend to all amounts and performance of all of its obligations hereunder notwithstanding the fact that this Joinder or the Agreement has become unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding.

Guarantor hereby represents, warrants and certifies to the Purchaser as follows:  (i) the execution, delivery and performance under this Joinder by Guarantor will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on Guarantor, or of any contract, undertaking or agreement to which Guarantor is a party or which is binding on Guarantor, or of any contract, undertaking or agreement to which Guarantor is a party or which is binding upon or any of its property or assets and (ii) this Joinder has been duly authorized, executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject as to enforcement of remedies to any applicable bankruptcy, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and doctrines of equity affecting the availability of equitable remedies.

BOYD FLOTATION, INC.,
a Missouri corporation

By:	/s/ Dennis Boyd
Dennis Boyd, President